Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated September 10, 2004 accompanying the consolidated financial statements of Contango Oil & Gas Company and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended June 30, 2004 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
August 1, 2005